Exhibit 9.1

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)
CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

To the Stockholders and Board of Directors
Jupiter Global Holdings Corp. and Subsidiaries
(Formerly Livestar Entertainment Group Inc.)

We have audited the accompanying consolidated balance sheet of Jupiter Global Holdings Corp. and Subsidiaries (formerly Livestar Entertainment Group Inc.) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements as of and for the year ended December 31, 2004 were audited by other auditors and their opinion dated August 12, 2005 contained an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(c) to the consolidated financial statements, the Company has accumulated a deficit of $14,708,206, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its business activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management’s plans in regard to these matters are discussed in Note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Jaspers + Hall, PC
September 27, 2006

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	DECEMBER 31
	2005	2004

ASSETS
Current
Cash	$88,070	$8,240
Goods and Services Tax recoverable	6,269	3,757
Accounts Receivable	82,158	-
Prepaid expense, advances and other	59,204	8,496
	235,701	20,493

Capital Assets (Note 3)	258,464	5,972
Goodwill	2,095,076	-
Minority Interest in Subsidiaries	555,656

	$3,144,897	$26,465

LIABILITIES
Current
Accounts payable and accrued liabilities	$4,075,888	2,306,523
Loans and advances payable (Note 4)	1,640,968	738,581

	5,716,856	3,045,104

STOCKHOLDERS’ DEFICIENCY
Capital Stock (Notes 7and 8)
Authorized:
10,000,000,000 common shares, par value $0.0001 per share
200,000,000 preferred shares, par value $0.0001 per share

Issued and outstanding:
5,222,073,640 common shares at December 31, 2005, and 27,569,926 at December 31, 2004	522,207	2,757
80,060,000 series B preferred shares and 1 Series A preferred share at December 31, 2005 and December 31, 2004	8,006	8,006

Additional paid-in capital	11,656,034	5,818,445

Accumulated Deficit	(14,708,206)	(8,847,847)
Dividends Paid	(50,000)
	(2,571,959)	(3,018,639)

	$3,144,897	$26,465
The accompanying notes are an integral part of these consolidated financial statements.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

	YEAR ENDED
	DECEMBER 31
	2005	2004

Revenue
Telecom	$1,276,430	$-

Cost of Sales and Operating Costs	1,185,143	-
	91,287	-

Expenses
Administrative services	53,693	29,660
Amortization	49,868	33,521
Business development	13,252	444,597
Consulting	1,290,404	900,270
Debt Retirement Expense	1,412,309	-
Foreign exchange	7,682	59,883
Investor relations	12,126	26,684
Marketing	6,176	10,120
Office, rent and sundry	207,104	276,593
Professional fees	156,918	304,111
Travel	67,694	134,248
Wages and benefits	2,728,799	1,767,306
	6,006,025	3,986,993

Loss Before The Following	5,914,738	3,986,993

Minority Interest In Loss of Subsidiary	(54,379)	-

Loss From Continuing Operations	$5,860,359	$3,986,993

Loss From Discontinued Operations	$-	$681,273

Net Loss for the Period	$5,860,359	4,668,266

Net Loss Per Share, Basic and diluted	$(0.01)	$(1.84)

Weighted Average Number of Common Shares Outstanding	1,340,917,279	2,536,592

The accompanying notes are an integral part of these consolidated financial statements.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

	YEARS ENDED
	DECEMBER 31
	2005	2004

Cash Flows From Operating Activities
Loss for the period from operations	$(5,860,359)	$(4,668,266)

Adjustments To Reconcile Net Loss To Net Cash Used By Operating Activities
Amortization	49,868	33,521
Stock based compensation	2,536,900	1,587,753
Debt Retirement Inducement expense	1,412,309	-
Stock issued for services	344,391	238,360

Change in working capital items:
Accounts receivable	(44,825)	-
Goods and Services Tax recoverable	(2,512)	2,864
Prepaid expense	(42,039)	69,975
Accounts payable and accrued liabilities	460,038	899,997
Advances receivable written off as business development	-	281,219
Other Adjustments	73,104	-
	(1,073,125)	(1,554,577)

Cash Flows From Investing Activities
Purchase of capital assets	-	(32,764)
Purchase 80% interest in subsidiary assets	(265,000)	-
Cash acquired in Acquisition of Subsidiary Interests	12,261	-

	(252,739)	(32,764)

Cash Flows From Financing Activities
Shares issued for cash	1,529,046	1,138,021
Share subscriptions received	-	(1,450)
Loans and advances payable	(123,352)	442,668
	1,405,694	1,580,689

(Decrease) Increase In Cash	79,830	(6,652)

Cash, Beginning of Period	8,240	14,892

Cash (Bank Indebtedness), End of Period	$88,070	$8,240

Supplemental Disclosure of Cash Flow Information
Interest paid	$-	$-
Income Taxes paid	-	-

The accompanying notes are an integral part of these consolidated financial statements.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

	PREFERRED STOCK		PREFERRED STOCK				ADDITIONAL
	SERIES A		SERIES B		COMMON STOCK		PAID-IN
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	TOTAL

Balance, December 31, 2003	1	$-	-	$-	140	$-	$2,638,674	$(4,179,581)	$(1,540,907)

Shares issued for debt	-	-	-	-	800,026	80	104,320	-	104,400
Shares issued for services	-	-	-	-	14,412,565	1,441	236,919	-	238,360
Shares issued for cash	-	-	-	-	12,356,802	1,236	1,136,785	-	1,138,021
Addition shares issued due 1 for 2000 stock split	-	-	-	-	393	-	-	-	-
Shares issued for debt	-	-	80,060,000	8,006	-	-	113,994	-	122,000
Stock based compensation	-	-	-	-	-	-	1,587,753	-	1,587,753
Loss for the period	-	-	-	-	-	-	-	(4,668,266)	(4,668,266)

Balance, December 31, 2004	1	-	80,060,000	8,006	27,569,926	2,757	5,818,445	(8,847,847)	(3,018,639)

Shares issued for debt	-	-	-	-	2,003,587,874	200,359	330,136	-	530,495
Shares issued for services	-	-	-	-	533,674,688	53,367	291,023	-	344,391
Shares issued for cash	-	-	-	-	2,657,238,153	265,724	1,263,321	-	1,529,045
Stock based compensation	-	-	-	-	-	-	3,953,109	-	3,953,109
Dividend declared				-				(50,000)	(50,000)
Loss for the period	-	-	-	-	-	-		(5,860,359)	(5,860,359)
		-
Balance, December 31, 2005	1	$-	80,060,000	$8,006	5,222,070,641	$522,207	$11,656,034	$(14,758,206)	$(2,571,959)

The accompanying notes are an integral part of these consolidated financial statements.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

1. NATURE OF OPERATIONS

a)	Organization

The Company was incorporated in the State of Nevada, U.S.A., on October 12, 2000.  During the year ended December 31, 2004, the Company consolidated its issued and outstanding common shares on a 1 new share for 2,000,000 old share basis.  The consolidation, otherwise known as a reverse stock split, happened over two periods as disclosed in note 7.

All common stock and per share amounts listed in these consolidated financial statements have been adjusted to reflect the stock consolidations.  During the year ended December 31, 2005, the Company changed its name to Jupiter Global Holdings Corp. from Livestar Entertainment Group Inc.

b)	Business Activities

As at December 31, 2005 the Company’s focus is the continued advancement as a holding company with interests in the telecom industry. At this time, the Company does not plan to operate in any other business segment, and all unrelated businesses have been consolidated under discontinued operations.

c)	Going Concern

Since inception, the Company has suffered recurring losses, net cash outflows from operations and, at December 31, 2005, has accumulated a deficit of $14,708,206 and a working capital deficiency of $5,481,115.  The Company expects to continue to incur substantial losses to complete the development of its business.  Since its inception, the Company has funded operations through common stock issuances and related party loans in order to meet its strategic objectives.  Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options.  However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of its products and services under development.  As a result of the foregoing, there exists substantial doubt about the Company’s ability to continue as a going concern.  These consolidated financial statements do not include any adjustments that might result if the Company is unable to realize its assets and settle its obligations in the normal course of business.

2.	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of consolidated financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)	Consolidation

These consolidated financial statements include the accounts of the Company, its 100% owned subsidiaries, LIVESTAR Entertainment Canada Inc., 1615496 Ontario Ltd., 1614718 Ontario Inc., RRUN Labs Incorporated, LIVESTAR Entertainment Establishment Ltd., LIVESTAR Entertainment Events International Inc., its 80% owned subsidiary, Macro Communications Inc., its 67% owned subsidiary, RAHX, Inc., and its 51% owned subsidiary LIVE & Cool One, Inc..

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

b)	Investments

Investments in companies owned less than 20% are recorded at the lower of cost or fair market value.

c)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 – “Accounting for Income Taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

d)	Amortization

Capital assets are being amortized over their estimated useful lives on the straight-line basis at the following rates:

Computer equipment	3 years
Computer software	3 years
Office furniture and equipment	5 years

e)	Stock Based Compensation

The Company accounts for stock based employee compensation arrangements in accordance with the provisions of Statement of Financial Accounting Standards No. 123 – “Accounting for Stock Based Compensation” (SFAS No. 123). Under SFAS No.123,  Compensation expense is recognized based on the Fair Market Value of the options granted.

f)	Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, Goods and Services Tax recoverable, accounts payable and accrued liabilities, and loans and advances payable.

Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.  The fair value of these financial instruments is recorded at their approximate carrying values, unless otherwise noted.

g)	Net Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period.  Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common stock equivalents including warrants, options and convertible instruments.  Diluted loss per share equals loss per share as the exercise of any common stock equivalents would be anti-dilutive.

h)	Foreign Currency Translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates.  Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date.  Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date.  Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in the statements of operations.  Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statements of operations.

i)	Revenue Recognition

The Company recognizes its Telecom revenue upon the sale and activation of a telephone calling card.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

3.	CAPITAL ASSETS

	2005
	COST	ACCUMULATED	NET BOOK
		AMORTIZATION	VALUE

Computer equipment	$18,016	$16,161	$1,855
Office furniture and equipment	1,063,065	806,456	256,609

	$1,081,081	$822,617	$258,464
	2004
		ACCUMULATED	NET BOOK
	COST	AMORTIZATION	VALUE

Computer equipment	$14,897	$8,943	$5,954
Office furniture and equipment	7,663	7,645	18

	$23,016	17,044	5,972

4.	LOANS AND ADVANCES

All loans and advances payable are past due or are repayable within one year and are unsecured.  As at the year ended 2005, loans and advances consisted of

	2005	2004

Convertible Loans & Advances
- past due	$506,416	$285,788
- due within one year	186,181	226,576
		512,364
Non Convertible Loans & Advances	948,370	226,217

Total Loans & Advances Payable	$1,640,967	$738,581

The past due convertible loans and advances were issued in the years ended December 31, 2004.  They are now past due.  The holders have not demanded payment.  The amounts are non-interest bearing and are convertible at the option of the holder.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

4.	LOANS AND ADVANCES (CONT.)

a)	Of the Loans and Advances that are not convertible into Common Stock, additional details have been listed below:
	2005	2004
	AMOUNT	AMOUNT

Bears no interest	$400,878	$81,385
Bears no interest, paid Loan fee of $3,300 for 2005; $10,000 for 2004	75,800	65,500
Bears an interest rate of 10% and paid loan fees of $6,000	-	62,000
Accrued Loan Fees on Convertible Debt	-	13,100
Accrued Interest to be paid on Convertible Debt	471,692	4,232

Total Loan & Advances Payable – non convertible	$948,370	$226,217

b)	All of the Loans and Advances convertible into Common Stock are convertible only at the option of the holder. Additional details are listed below:

	2005	2004
	AMOUNT	AMOUNT

Convertible at a rate to be agreed between the Company and the holder within 48 hrs of holder’s request for conversion, bears interest rate of 5%	$111,276	$102,000
Convertible at a rate to be agreed between the Company and the holder within 48 hrs of request for conversion, bears no interest rate	180,811	114,500
Convertible at a rate to be mutually agreed between the Company and the holder, bears no interest rate	10,076	10,076
Convertible at $0.02 per share, bears no interest	1,400	1,855
Convertible at $0.12 per share, bears no interest	12,898	12,479
Convertible after June 30, 2006 at $0.02 per share, bears no interest	161,215	160,796
Convertible after June 30, 2006 at $0.05 per share, bears no interest	107,951	110,658
Convertible upon request at $.0016 per share, bears interest rate of 8%	106,970	-

Convertible loans and advances	$692,597	$512,364

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

4.	LOANS AND ADVANCES (CONT.)

$287,094 of the convertible loans and advances are due to related parties.  During the year ended December 31, 2005, conversion privileges on $269,166 of the related party amounts were extended from June 30, 2004 to June 30, 2006.

The fair value of the convertible notes and advances at December 31, 2005 and 2004 is not determinable due to uncertainties relating to the timing and nature of eventual settlement.

5.	ACQUSITION

In September 2005, the Company closed an Agreement and Plan of Acquisition to acquire 80% interest in Macro Communications Inc. for the value of $2,000,000 consisting of $90,000 cash and a $1,910,000 promissory note.  As a result of this transaction, Macro Communications became a reporting majority owned subsidiary of the Company.

6.	STOCK DIVIDEND

The Company set July 8, 2005 as the record date for all shares to receive a prorate dividend of its 5,000,000 shares of VOXBOX World Telecom, Inc. common stock.
In October, 2005 the Company executed the aforementioned dividend and therefore on a prorate basis issued all 5,000,000 shares of VOXBOX World Telecom, Inc. stock to its shareholders as a restricted stock dividend.

7.	CAPITAL STOCK

During the year 2004, the Company restructured its capital stock.  On June 24, 2004, the company amended its authorized common stock from 1,000,000,000 shares to 10,000,000,000 shares.  In addition, during the year ended December 31, 2004, the Company completed common stock consolidations of 1,000 shares for 1 share on September 1, 2004 and 2000 shares for 1 share on November 8, 2004.  All references to common shares and per share amounts in these Financial Statements have been adjusted to reflect the effect of these consolidated stock consolidations.

8.	CONVERTIBLE PREFERRED STOCK

a)
The Company’s Series A Preferred Shares have Conversion & Voting Rights of 40 Common Shares for 1 Preferred Share.  During the year ended December 31, 2004, Series A Preferred Shares experienced the same 2,000,000:1 consolidation as the common stock, leaving 1 Series A Preferred Share outstanding at December 31, 2004.

b)
On May 27, 2004, the Company issued 60,000,000 Series B Preferred Stock for the cancellation of $102,000 of debt owed to a director.  Series B Preferred Stock has a Conversion Right of 1 Common Share for 1 Preferred Share and is convertible at the option of the holder for a period of 10 years from the date of issuance.  Series B convertible preferred stock has Voting Right of 50 Common Shares for 1 Preferred Share.  During the first consolidation of common stock in 2004, these shares were consolidated on a 1 for 1,000 shares basis, leaving 60,000 post consolidation Series B Preferred Shares outstanding.  On October 12, 2004, the rights of the Series B Preferred Shares were amended to include Anti-dilutive rights; and thus, the 60,000 Series B Preferred Shares were not subject to the 2000:1 share consolidation of November 8, 2004.  On October 19, 2004, the Company issued an additional 80,000,000 Series B Preferred Shares for non cash consideration of the cancellation of $20,000 of debt owed to a director.

Dividends shall be paid with respect to shares of Series B convertible Preferred Stock only as dividends are paid with respect to the shares of common stock of the corporation.  Shares of Series B convertible preferred stock shall only receive dividends to which they would be entitled if they were converted into shares of common stock immediately prior to the payment of the dividend.

As a result of the issuance of the 80,060,000 Series B preferred shares to a director of the Company, the director holds voting rights of the equivalent of 4,003,000,000 common shares which as at December 31, 2005 represents 43% of total shareholder votes available.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

9.	STOCK OPTIONS AND WARRANTS OUTSTANDING

a)	Stock Options

On January 30, 2004, March 5, 2004, May 6, 2004, June 28, 2004, August 2, 2004, and November 3, 2004 respectively, the Board of Directors approved six Employee Stock Incentive Plans (“ESIP”) for the Year 2004 under which designated officers and employees of the Company and its subsidiaries may be granted stock options.  The plans are administered by the Company’s Board of Directors, who have substantial discretion to determine the persons, amounts, time of exercise, price, exercise terms, and restrictions on the options.

ESIP plans 1 to 4 for the Year 2004 are variable stock option plans.  The minimum exercise price for options granted under the plans is 85% of the fair market value of the underlying common stock on the date of exercise of the option.  The Company records 15% of the market value of the underlying shares on the date of exercise as the intrinsic value of these options.

ESIP plans 5 and 6 for the Year 2004 are fixed stock option plans.  The exercise price for options granted is a minimum of 85% of the fair market value of the underlying common stock on the date of grant.  The Company records 15% of the market value of the underlying shares on the date of grant as the intrinsic value of these options.

On November 1, 2005, the Board of Directors approved one Employee Stock Incentive Plans (“ESIP”) for the Year 2005 under which employees and consultants of the Company and its subsidiaries may be granted stock options.  The plans are administered by the Company’s Board of Directors, who have substantial discretion to determine the persons, amounts, time of exercise, price, exercise terms, and restrictions on the options.

The ESIP plan for Year 2005 is variable stock option plan.  The minimum exercise price for options granted under the plan is 85% of the fair market value of the underlying common stock on the date of exercise of the option.  The Company records 15% of the market value of the underlying shares on the date of exercise as the intrinsic value of these options.

Options granted under these plans have a 10 year expiry, and vest immediately.  At December 31, 2005, 5,730,840,000 employee options remained available for grant.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

9.	STOCK OPTIONS AND WARRANTS OUTSTANDING (CONT)

Under the plans above, the Company was authorized to grant up to a total of 2,790,076,500 common shares.  Options granted under these plans have a 10 year expiry, and vest immediately.  At December 31, 2005, 7,000,000 employee options remained available for grant.

During the year ended December 31, 2004, 12,356,802 options were exercised on behalf of employees on a cashless basis through an outside broker for proceeds to the Company of $1,138,021.  During the year ended December 31, 2005, 2,657,238,153 options were exercised on behalf of employees on a cashless basis through an outside broker for proceeds to the Company of $1,529,046.

As at December 31, 2005, options were outstanding and exercisable for the purchase of common shares as follows:

NUMBER OF SHARES	GRANT DATE PRICE PER SHARE	EXPIRY DATE

356,250	$0.0090	November 20, 2014
10,477,250	$0.0110	November 29, 2014
7,877,925	$0.0290	February 16, 2015
93,315,647	$0.0011	November 7, 2015

112,027,072

A summary of the changes in stock options for the years ended December 31, 2005 and 2004 is presented below:

	NUMBER OF OPTIONS	GRANT DATE WEIGHTED AVERAGE EXERCISE PRICE

Balance, December 31, 2003	7	126,215

Granted	51,076,534	0.08
Exercised	(12,356,802)	(0.23)
Expired	(1,060,137)	(0.62)

Balance, December 31, 2004	37,659,602	$0.021

Granted	2,892,000,000	0.001
Exercised	(2,657,632,528)	0.001
Expired	(160,000,002)	0.004

Balance, December 31, 2005	112,027,072	$0.002

b)	Share Purchase Warrants

As at December 31, 2005, share purchase warrants were outstanding for the purchase of common shares as follows:

NUMBER OF SHARES	PRICE PER SHARE	EXPIRY DATE

1	$20,000	May 28, 2006
2	$6,000,000	September 17, 2006

3

A summary of the changes in shares which may be purchased on exercise of warrants for the year ended December 31, 2005 is presented below:

	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE

Balance, December 31, 2003	42	901,429

Cancelled	(20)	(810,000)

Balance, December 31, 2004	22	$984,545

Cancelled	(19)	(504,368)

Balance, December 31, 2005	3	$4,0006,667

At December 31, 2005, a total of 3 warrants remain issued and outstanding, and underlie the shares listed in the table above.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

10.	STOCK BASED COMPENSATION

a)	Non-Employees

On March 12, 2004, the Board of Directors approved the 2004 Compensation Plan for Consultants and Others, for the issue to employees and consultants of up to 75 shares of common stock at a price of $4,000 for fees for services performed or to be performed.  Pursuant to the plan, 65 shares have been issued for services and a total of 10 shares remain available for issuance under the plan at December 31, 2004.

On July 1, 2004, the Board of Directors approved the Non-Employee Director and Consultants Retainer Stock Plan (“NESP”),No. 1,for the issue to employees, directors and consultants of up to 350,000 shares of common stock at a price of $0.0007 for fees for services performed or to be performed.  The Company transferred all authorized common shares available for grant to the ESIP Plan #4 for the Year 2004 pursuant to the terms of the Plan.  No common shares remain to be issued under NESP No.1.

On August 2, 2004, the Board of Directors approved NESP No. 2 for the issue to employees, directors and consultants of up to 198,840,000 shares of common stock at a price of $0.0002 for fees for services performed or to be performed.  During the year 2004, and 2005, 198,840,000 common shares were issued for services and the settlement of debt.  No common shares remain available for issue under NESP No.2.

On November 3, 2004, the Board of Directors approved NESP No. 3 for the issue to employees, directors and consultants of up to 500,000,000 shares of common stock at a price of $0.0001 for fees for services performed or to be performed.  No shares were issued under this plan during the year.  On January 5, 2005, the Board of Directors reduced the number of the common shares available for this Plan.  At December 31, 2005, 3,000,000 shares remain available for issue under the Plan.

In addition to the plans above, a total of 2,003,587,874 common shares were issued during the year to settle outstanding debts.

Shares issued to non-employees are recorded at the market price of the shares on the date service agreements are entered into.  In the year 2005, the Company recorded $342,814 (2004 -$238,360) of non-cash consulting expense.

b)	Employees

During the period ended December 31, 2005, the Company recorded stock based compensation of $2,482,423 (2004 - $1,587,753) as wages and benefits in the consolidated statement of operations.  Of the amount expensed, $2,097,762  (2004 - $457,404) represents the intrinsic value of the options granted and exercised under the various ESIP plans.

For options granted and exercised during 2004 and 2005, fair value approximates the recorded amounts due to their limited term, generally less than two weeks.  The fair value of the options granted and outstanding at the end of the year was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2005	2004

Risk-free interest rate	3.70%	1.97%
Expected term of options	1 month	4 months
Expected volatility	95%	311%
Dividend yield	nil	Nil

Black-Scholes is a widely accepted stock option pricing model.  However, the ultimate value of stock options granted will depend on the actual lives of the options and future price levels of the Company’s stock.

Had the Company determined compensation cost based on fair values for its employees stock options, the net loss would have increased by $508,611 for the period ended December 31, 2005, (2004 - $211,502) as indicated below:

	2005	2004

Net loss, as reported	$(5,860,359)	$(4,668,266)

Add: Stock based compensation expense included in net loss, as reported	2,126,507	1,587,753

Deduct: Stock based compensation expense determined under fair value method	(2,635,118)	(1,799,255)

Net loss, pro-forma	$(6,368,971)	$(4,879,768)

Net loss per share (basic and diluted), as reported	$(0.01)	$(1.84)

Net loss per share (basic and diluted), pro-forma	$(0.01)	$(1.92)

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

11.	RELATED PARTY TRANSACTIONS

a)	Included in accounts payable at December 31, 2005 is $89,794 (2004 - $523,203) owing to directors or companies controlled by directors.

b)	Included in loans and advances payable at December 31, 2005 is $291,148 (2004 - $351,289) owing to directors or a companies controlled by directors.

c)	During the year ended December 31, 2005, the Company incurred $200,000 (2004 - $200,004) in consulting expense paid to directors with companies controlled by directors.

d)	During the year ended December 31, 2005, the Company incurred $51,969 (2004 - $26,456) in administration, office, and equipment rental expenses with companies controlled by directors.

12.	SUPPLEMENTAL DISCLOSURE OF NON CASH FINANCING AND INVESTING ACTIVITIES

During the years ended December 31, 2005 and 2004, the Company had the following non-cash financing and investing activities:

	2005	2004

Shares issued for debt and services	$873,309	$342,760

Series B convertible preferred shares issued for debt owing to a director	$ nil	$122,000

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

13.	COMMITMENTS

a)
Previous to December 31, 2005, the Company executed Management Services Memorandums with two separate companies controlled by two directors to provide Management Services.  Subsequent to December 31, 2005, the memorandums provide for performance bonuses and total annual compensation as follows:

Year ended December 31, 2006	$300,000
Year ended December 31, 2007	$15,000
Year ended December 31, 2008	$-

b)	Prior to December 31, 2005, the Company signed consulting agreements for services to be performed in the next fiscal year totalling $122,000.

c)
During the year ended December 31, 2005, the Company signed short term lease agreements for office space, and related services, in both Las Vegas, Nevada, and Atlanta, Georgia.  The agreements provide for payments as follows:

Year ended December 31, 2006	$123,701
Year ended December 31, 2007	$-
Year ended December 31, 2008	$-

14.	INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2005	2004

Statutory rate	34%	34%

Provision for income taxes based on statutory rate	$(1,990,000)	$(1,580,000)
Non-deductibles	-	384,000
Income tax recovery	(1,990,000)	(1,196,000)
Unrecognized benefit of operating loss carry forwards	1,990,000	1,196,000
Income tax recovery	$-	$-

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

14.	INCOME TAXES (CONT)

Significant components of the Company’s future tax assets based on statutory tax rates are as follows:

	2005	2004

Future tax assets
Loss carryforwards	$4,513,000	$2,520,000
Valuation allowance	(4,513,000)	(2,520,000)

	$-	$-

The Company has approximately $13,273,359 (2004 - $7,413,000) of operating loss carryforwards which expire beginning in 2020.

The Company has provided a valuation allowance against its deferred tax assets given that it is more likely than not that these benefits will not be realized.

15.	BUSINESS SEGMENTS

During the year ended December 31, 2005, the Company had decided to change the focus of its operations to Telecommunications, focused in the single geographic area of North America.  As a result, all other businesses have been consolidated under discontinued operations.

JUPITER GLOBAL HOLDINGS CORP.
(Formerly Livestar Entertainment Group Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004
(Stated in U.S. Dollars)

16.	SUBSEQUENT EVENTS

a)
Subsequent to December 31, 2005, the Company did not grant any new stock options.  Subsequent to December 31, 2005, 114,494,500 shares have been exercised providing proceeds of to the Company of $43,924.

b)	Subsequent to December 31, 2005, the Company filed with the State of Nevada is previously approved amendment of its authorized preferred share stock from 200,000,000 to 500,000,000 shares

c)	Subsequent to December 31, 2005, the Company issued 4,483,051,215 shares at $0.0001 per share for the reduction of debt in the amount of $512,155.

d)	Subsequent to December 31, 2005, the Company issued 182,851,084 shares at $0.0002 per share for the services valued in the amount of $34,832.

e)	Subsequent to December 31, 2005, the Company issued 120,000,000 Preferred Shares Series B at $0.0009 per share to directors of the Company for the reduction of debt in the amount of $111,000.

f)
Subsequent to December 31, 2005, the Company issued 50,000,000 Preferred Shares Series C at $0.01 per share for the acquisition of the remaining 20% of Macro Communications Inc. for a value of $500,000.  As a result, Macro Communications Inc. becomes a 100% wholly owned subsidiary of the Company.

g)
On April 21, 2006, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with PAIVIS, Corp. (f/k/a APO Health, Inc)., a Nevada corporation (“APO”), APO Health Acquisition Corp, Inc., a Nevada corporation and wholly-owned subsidiary of APO (“APO Acquisition”).  As per the Merger Agreement provided that upon the terms and subject to the conditions set forth in the Merger Agreement, APO Acquisition merged with and into Jupiter, with Jupiter being the surviving corporation and a wholly-owned subsidiary of APO.